Trenwick Group Ltd.                   LOM Building        Tel 441.292.4985
                                            27 Reid Street      Fax 441.292.4878
                                            Hamilton HM 11
                                            Bermuda


      TRENWICK


      NYSE Symbol: TWK

      Contact: Alan L. Hunte, Executive Vice President and Chief Financial Officer - 441.292.4985

      For Immediate Release


                      TRENWICK REPAYS OUTSTANDING BANK DEBT

Hamilton, Bermuda -- June 17, 2002 -- Trenwick Group Ltd. ("Trenwick") repaid today all $195 million in principal amount of the outstanding loans under its bank credit facility. This repayment is prior to the scheduled amortization under the bank credit facility.

James F. Billett, Jr., Chairman, President and Chief Executive Officer of Trenwick, stated, "The repayment of Trenwick's outstanding bank credit facility loans significantly improves Trenwick's debt to equity ratio and provides Trenwick with the financial flexibility needed to reap the benefits of the improved insurance and reinsurance markets."

Trenwick's bank credit facility remains in place with respect to the company's $230 million letter of credit facility, which is used to support Trenwick's underwriting operations at Lloyd's.

Background Information

Trenwick is a Bermuda-based specialty insurance and reinsurance underwriting organization with three principal businesses operating through its subsidiaries located in the United States, the United Kingdom and Bermuda. Trenwick's reinsurance business provides treaty reinsurance to insurers of property and casualty risks from offices in the United States and Bermuda. Trenwick's international operations underwrite specialty insurance as well as treaty and facultative reinsurance on a worldwide basis through its London insurer and at Lloyd's.

Trenwick's U.S. specialty program insurance business underwrites U.S. property and casualty insurance through specialty program administrators.

Each of Trenwick's operating insurance company subsidiaries is rated "A-" (Excellent) by A.M. Best Company and is assigned an A- financial strength rating by Standard & Poor's. All of Chartwell Managing Agents Limited's syndicates underwrite under the ratings of Lloyd's, which is rated "A-" (Excellent) by A.M. Best Company and has an A financial strength rating from Standard & Poor's.

Safe Harbor for Forward-Looking Statements

Certain statements made in this press release that are not based on current or historical fact are forward-looking in nature including, without limitation, statements containing words "believes," "anticipates," "plans," "projects," "intends," "expects," "estimates," "predicts," and words of similar import. Such forward-looking statements, including in particular Trenwick's forecast of future earnings, involve known and unknown risks, assumptions, uncertainties, and other factors that may cause actual results, performance, or achievements of Trenwick or its industry to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.

Trenwick has identified certain risk factors which could cause actual plans or results to differ substantially from those included in any forward-looking statements. These risk factors are discussed in Trenwick's Securities and Exchange Commission filings, including but not limited to its most recent Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission, and such discussions regarding risk factors are hereby incorporated by reference into this press release. Copies of such Securities and Exchange Commission filings are available from Trenwick or directly from the Securities and Exchange Commission.